UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VOLCOM, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2011

Dear Stockholder:

We cordially invite you to attend Volcom’s 2011 Annual Meeting of Stockholders to be held at 10:00 a.m. Pacific time, on May 5, 2011, at the Volcom Roadhouse, 1660 Placentia Avenue, Costa Mesa, California 92627. We recommend carpooling as a way to reduce your environmental impact and to minimize parking congestion; on-site parking is limited.

At this year’s annual meeting, stockholders will be asked to (i) elect seven directors; (ii) ratify the appointment of Deloitte & Touche LLP to serve as Volcom’s independent registered public accounting firm for the year ending December 31, 2011; (iii) cast an advisory vote to approve our executive compensation, as described in the proxy statement; and (iv) cast an advisory vote on holding future executive compensation advisory votes every 1, 2 or 3 years. In addition, stockholders will transact any other business that may properly come before the meeting.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to vote promptly. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you. If you have received a paper copy of the proxy statement and proxy card, you may vote by completing and mailing the proxy card enclosed with the proxy statement. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy will ensure your shares are represented at the annual meeting.

I look forward to seeing you on May 5.

Sincerely,

Richard R. Woolcott

Chairman and Chief Executive Officer

VOLCOM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 5, 2011

To our Stockholders:

NOTICE IS HEREBY GIVEN that the 2011 annual meeting of Stockholders of Volcom, Inc. will be held at 10:00 a.m. Pacific time, on May 5, 2011, at the Volcom Roadhouse, 1660 Placentia Avenue, Costa Mesa, California, 92627, for the following purposes:

1. To elect seven directors to the Board of Directors of Volcom for the ensuing year or until the election and qualification of their respective successors. The nominees for election to the Board are Richard R. Woolcott, Douglas S. Ingram, Anthony M. Palma, Joseph B. Tyson, Carl W. Womack, René R. Woolcott and Kevin G. Wulff;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3. To provide an advisory vote to approve our executive compensation, as described in the proxy statement;

4. To provide an advisory vote on holding future executive compensation advisory votes every 1, 2 or 3 years; and

5. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting. Our board of directors recommends the following: (1) a vote “FOR” each of the seven nominees for director named in our Proxy Statement; (2) a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011; (3) an advisory vote “FOR” the approval our executive compensation; and (4) a vote for “THREE YEARS” for holding future executive compensation advisory votes. Only stockholders of record of shares of our common stock at the close of business on March 8, 2011, the record date, will be entitled to notice of, and to vote at, the 2011 annual meeting and any postponement or adjournment thereof.

We invite all stockholders to attend the annual meeting. Whether or not you plan on attending the 2011 annual meeting, we encourage you to submit your proxy as soon as possible. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the annual meeting. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. For information regarding voting in person at the annual meeting, please see “How do I vote?” on page 3 of the proxy statement.

For admission to the annual meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of Volcom stock as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership as of the record date.

By Order of the Board of Directors,

Costa Mesa, California March 25, 2011	Douglas P. Collier Executive Vice President, Chief Financial Officer, Secretary and Treasurer

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ OUR PROXY STATEMENT CAREFULLY, AND SUBMIT YOUR VOTE AS PROMPTLY AS POSSIBLE FOLLOWING THE INSTRUCTIONS PROVIDED IN THE PROXY STATEMENT OR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

**This proxy statement was printed on recycled paper.

1740 Monrovia Avenue

Costa Mesa, California 92627

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

May 5, 2011

PROXY STATEMENT

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the board of directors of Volcom, Inc. (“Volcom”, “we”, “us” or “our”), for use at our Annual Meeting of Stockholders to be held at the Volcom Roadhouse, 1660 Placentia Avenue, Costa Mesa, California, 92627, on May 5, 2011 at 10:00 a.m. Pacific time, and at any and all continuations, adjournments or postponements thereof. Directions to attend the meeting can be found on our Internet website, www.volcom.com/2011annualmeeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, while we are sending a paper copy of the proxy materials and proxy card to our stockholders of record, brokers and other nominees who hold shares on behalf of beneficial owners will be sending a Notice of Internet Availability of Proxy Materials to stockholders (the “Notice”). Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice. We intend to make this proxy statement available on the Internet and to have the Notice, or the Proxy Statement and proxy card, as applicable, mailed on or about March 25, 2011 to all stockholders entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to be Held on May 5, 2011:

This proxy statement and our 2010 annual report to stockholders are available on our website address at www.volcom.com/2011annualmeeting. This website contains the following documents: the notice of annual meeting, this proxy statement, a sample proxy card and the 2010 annual report to stockholders. You are encouraged to access and review all of the information contained in the proxy materials before voting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting of stockholders?

You are being asked to (i) approve the appointment of seven directors, to serve for the ensuing year or until their respective successors are duly elected and qualified; (ii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011; (iii) cast an advisory vote to approve our executive compensation, as described in this proxy statement; and (iv) cast an advisory vote on holding future executive compensation advisory votes every 1, 2 or 3 years. These matters and other information are described in more detail in this proxy statement.

Who is entitled to vote?

Only holders of record of the 24,415,780 shares of Volcom’s common stock outstanding at the close of business on the record date, March 8, 2011, will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. On each matter to be considered at the annual meeting, each stockholder will be entitled to cast one vote for each share of our common stock held of record by such stockholder on March 8, 2011.

In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the annual meeting, and for 10 days prior to the annual meeting at Volcom, Inc., 1740 Monrovia Avenue, Costa Mesa, California 92627, Monday through Friday between the hours of 9 a.m. and 4 p.m. Pacific time.

How many votes do I have?

Holders of our common stock will vote at the annual meeting as a single class on all matters, with each holder of a share of our common stock entitled to one vote per share held.

What is a quorum and what vote is required for each item?

In order to constitute a quorum for the conduct of business at the annual meeting, a majority of the outstanding shares of our common stock entitled to vote at the annual meeting must be present or represented at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote.

For Proposal 1, directors will be elected by a plurality of the votes cast. Votes may be cast in favor of or withheld from each nominee. The seven nominees securing the most “in favor” votes are elected. Abstentions and broker non-votes will not affect the outcome of the election.

For Proposal 2, the ratification of our independent registered public accounting firm, will be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. Abstentions will have the same effect as votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Proposal 2.

For Proposal 3, the advisory vote to approve our executive compensation, as described in this proxy statement, will be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

For Proposal 4, the advisory vote on the frequency of an advisory vote on the compensation of our Named Executive Officers, will be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. With respect to this item, if none of the frequency alternatives (one year, two years or three years) receive a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on us or our board of directors in any way, our board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

How do I vote?

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs depending on whether you are viewing this proxy statement on the Internet or received a paper copy. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice of Internet Availability of Proxy Materials from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you bring to the annual meeting a legal proxy from the record holder of the shares (your broker or other nominee) authorizing you to vote at the annual meeting.

What if I receive more than one proxy card or Notice?

If you receive more than one proxy card or Notice it means your shares are held in multiple accounts or registered in different names or addresses. To ensure that all of your shares are voted, please be sure to complete, sign, date and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or Notice you receive.

Who will count the votes and how will my votes be counted?

All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted by the proxy holders named in the enclosed proxy according to the recommendation of our board:

•	FOR the election of each of the seven nominees for election to the board of directors listed in the proxy; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending December 31, 2011.

•	FOR the advisory vote on the approval of our executive compensation, as described in the proxy statement.

•	THREE YEARS with respect to how frequently an advisory vote on the compensation of our Named Executive Officers should occur.

Can I change my vote after I have voted?

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by delivering a written notice of revocation to our Corporate Secretary, by presenting a later-dated proxy executed by the person who executed the prior proxy, submitting another proxy or by attendance at the annual meeting and voting in person by the person who executed the proxy. Attendance at the annual meeting will not, by itself, revoke a proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to our Corporate Secretary at Volcom, Inc., 1740 Monrovia Avenue, Costa Mesa, California 92627.

If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder. You must contact your broker, bank or other nominee to find out how to do so. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a proxy, issued in your name from the record holder (your broker or other nominee).

How and when may I submit a stockholder proposal for the 2012 annual meeting of stockholders?

In the event that a stockholder desires to have a proposal considered for presentation at the 2012 annual meeting of stockholders, and included in our proxy statement and form of proxy card used in connection with such meeting, the proposal must be forwarded, in writing, to our Corporate Secretary so that it is received no later than November 26, 2011. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2012 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 6, 2012 and no later than February 5, 2012. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. Please address any stockholder proposals or notices of proposals to our Corporate Secretary at Volcom, Inc., 1740 Monrovia Avenue, Costa Mesa, California 92627.

Who will bear the cost of soliciting proxies?

Volcom will bear the entire cost of the solicitation of proxies for the annual meeting, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by directors, officers or employees of Volcom. No additional compensation will be paid to those individuals for any such services.

This proxy statement is being mailed to our stockholders on or about March 25, 2011.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our stockholders are being asked to elect seven directors for the ensuing year or until the election and qualification of their respective successors. Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders. Our bylaws provide that our board of directors shall consist of between two and nine members, with the exact number of directors to be determined by resolution of the board of directors. Pursuant to a resolution adopted by our board of directors, the authorized number of members of the board of directors has been set at seven.

Based upon the recommendation of the Nominating and Corporate Governance Committee, the following persons have been nominated for re-election to the board of directors at this 2011 annual meeting of stockholders. The biographies below set forth information as of March 8, 2011 (the record date) concerning the nominees for directors. The biographies include information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and our board of directors to determine that the person should serve on our board.

Name, Age, Principal Occupation or Position

and Directorships of Other Publicly Owned Companies

Richard R. Woolcott, 45, our founder, has substantial business management and marketing experience, as well as first-hand experience in the action sports industry as a sponsored athlete, which has led our board to conclude that Mr. Woolcott should serve as one of our directors. Mr. Woolcott founded Volcom in 1991 and has served as Chairman since June 2008 and Chief Executive Officer since our inception. Mr. Woolcott’s knowledge of all aspects of the Company’s business and his historical understanding of its operations, position him well to serve as our Chairman and Chief Executive Officer. Mr. Woolcott also served as our Chairman from inception until July 2000 and as President from inception until June 2008. From 1989 until 1991, he worked in the marketing and promotions department of Quiksilver, Inc., a New York Stock Exchange, or NYSE, listed action sports company. From 1981 to 1989, he was a sponsored athlete for Quiksilver. Mr. Woolcott was inducted into the National Scholastic Surfing Association Hall of Fame in 2004 and was named the Surf Industry Manufacturers Association Individual Achiever of the Year in 2003. Mr. Woolcott was a member of the National Scholastic Surfing Association National Team from 1982 through 1985 and was selected as a member of the United States Surfing Team in 1984. He earned a B.S. in Business Administration from Pepperdine University.

Douglas S. Ingram, 48, has a wealth of management experience and business understanding, expertise in regulatory governance and legal matters and front-line exposure to many of the issues facing public companies, which has led our board to conclude that Mr. Ingram should serve as one of our directors. Mr. Ingram has served on our board of directors since June 2005 and has served as our Lead Independent Director since June 2008. Mr. Ingram has been President of the Europe, Africa and Middle East division of Allergan, Inc., a NYSE-listed specialty pharmaceutical and medical device company, since August, 2010. Prior to that, Mr. Ingram was the Executive Vice President, Chief Administrative Officer and Secretary, as well as Chief Ethics Officer, of Allergan, Inc., since October 2006. Mr. Ingram also served as Allergan’s General Counsel from January 2001 to July 2009, and from October 2003 through October 2006, served as Allergan’s Executive Vice President, General Counsel, Secretary and Chief Ethics Officer. Prior to that, Mr. Ingram served as Allergan’s Corporate Vice President, General Counsel, Secretary and Chief Ethics Officer, since July 2001. Prior to that he was Allergan’s Senior Vice President and General Counsel since January 2001, and Assistant Secretary since November 1998. Prior to that, Mr. Ingram was Allergan’s Associate General Counsel from August 1998,

Assistant General Counsel from January 1998 and Senior Attorney and Chief Litigation Counsel from March 1996, when he first joined Allergan. Prior to joining Allergan, Mr. Ingram was, from August 1988 to March 1996, an attorney with the law firm of Gibson, Dunn & Crutcher. Mr. Ingram received a B.S. from Arizona State University and a law degree from the University of Arizona.

Anthony M. Palma, 49, has more than 17 years of experience in leadership roles at companies in the sports and consumer goods industry, which provides him with a keen understanding of our operations and an in depth knowledge of our industry and has led our board to conclude that Mr. Palma should serve as one of our directors. Mr. Palma has served on our board of directors since June 2005. Mr. Palma has served as Chief Executive Officer of Ogio International, Inc., a privately held designer and manufacturer of gear bags, since January 2010. Prior to that, he served as President and Chief Executive Officer of Easton-Bell Sports, a privately held manufacturer, marketer and distributor of sports equipment, from April 2006 to March 2008. Prior to that, Mr. Palma served as the President and Chief Executive Officer of Easton Sports, Inc., since July 1995. Prior to that, Mr. Palma served as Chief Financial Officer of Easton Sports, Inc. since 1993. Prior to joining Easton in 1993, Mr. Palma was with KPMG Peat Marwick from 1985 to 1993. Mr. Palma earned a B.S. in Business Administration with an emphasis in Accounting from California State University, Northridge.

Joseph B. Tyson, 49, has financial expertise, a wealth of management experience and business understanding and front-line exposure to many of the issues facing public companies, which has led our board to conclude that Mr. Tyson should serve as one of our directors. Mr. Tyson has served on our board of directors since June 2005. Since October 2009, Mr. Tyson has been a Principal at Cisterra Capital, a privately funded investment firm that specializes in acquiring, developing and repositioning commercial real estate loans and assets. From September 2007 until September 2009, Mr. Tyson was a consultant with Cisterra Capital. From October 2006 until August 2007, Mr. Tyson was the Chief Operating Officer of The Picerne Group, a privately-funded international investment firm. Prior to joining The Picerne Group, Mr. Tyson served as the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Pan Pacific Retail Properties, Inc., an NYSE-listed real estate investment trust, since October 1999, until its sale to Kimco Realty in October 2006. Prior to that, Mr. Tyson was Chief Financial Officer of The Allen Group, a San Diego-based real estate company, from 1998 until 1999. Prior to 1998, Mr. Tyson was with Heitman Financial Ltd. for 11 years serving in various capacities including Senior Vice President and as a member of the firm’s Executive Committee. Mr. Tyson became licensed as a Certified Public Accountant during his tenure with PricewaterhouseCoopers from 1984 to 1987 in New York. Given his expertise in finance and accounting, Mr. Tyson has been determined to be an Audit Committee financial expert by our Board.

Carl W. Womack, 59, has financial expertise combined with extensive retail and operational experience in the action sports industry and front-line exposure to many of the issues facing public companies, which has led our board to conclude that Mr. Womack should serve as one of our directors. Mr. Womack has served on our board of directors since June 2005. Mr. Womack served as the Senior Vice President and Chief Financial Officer of Pacific Sunwear of California, Inc., a NASDAQ-listed apparel retailer, from 1994 until his retirement in October 2004. He served as Vice President of Finance and Chief Financial Officer of Pacific Sunwear from May 1986 to September 1994. He served as Secretary of Pacific Sunwear from November 1992 to October 2004. Prior to joining Pacific Sunwear, Mr. Womack served in several positions in public and private accounting. Mr. Womack earned a B.S. in Business Administration with an emphasis in Accounting from California State University, Northridge. Given his expertise in finance and accounting, Mr. Womack has been determined to be an Audit Committee financial expert by our Board.

René R. Woolcott, 79, has institutional knowledge and a deep understanding of the strategic and operational issues we face as well as insights based on his substantial experience in business strategy and finance, which has led our board to conclude that Mr. Woolcott should serve as one of our directors. Mr. Woolcott has served on our board of directors since our inception in 1991 and served as our Chairman from July 2000 to June 2008. From 1985 to the present, Mr. Woolcott has served as Chairman and President of Clarendon House Advisors, Ltd., a privately owned investment company. From 1976 to 1985, he was Chairman and Chief Executive Officer of

Aronson Woolcott & Co., a member of the New York Stock Exchange specializing in institutional equity research. From 1973 to 1976, he was President and Chief Executive Officer of Diebold Venture Capital. From 1965 to 1973, he acquired control of Pacific Clay Products, a manufacturer of industrial clay building products, and created its parent, Pacific Holding Corp., where he was Chairman and Chief Executive Officer. Mr. Woolcott holds a B.S. summa cum laude from New York University and an M.B.A. from Harvard University. Our Chairman and Chief Executive Officer, Richard Woolcott, is the son of René Woolcott.

Kevin G. Wulff, 59, has more than 30 years of experience in leadership roles at companies in the sports and consumer goods industry, which provides him with a keen understanding of our operations and an in depth knowledge of our industry and has led our board to conclude that Mr. Wulff should serve as one of our directors. Mr. Wulff has served on our board of directors since June 2005. Since February 2011, Mr. Wulff has served as President and Chief Operating Officer of ASICS America Corporation, a division of ASICS Corporation, a global sporting goods company listed on the Tokyo and Osaka stock exchanges. Prior to that, Mr. Wulff served as Chief Operating Officer of ASICS America Corporation since August, 2010. Prior to that, Mr. Wulff served as a consultant to Symphony Holdings Limited, a Hong Kong Exchange listed company principally engaged in the manufacturing, distribution and licensing of branded footwear and apparel since February 2010. Prior to that, Mr. Wulff was the President and Chief Executive Officer of Pony International, LLC from March 2007 to February 2010. Prior to that, he was the President and Chief Executive Officer of American Sporting Goods since March 2005. Prior to that, Mr. Wulff served as Vice President, Business Development and Sports Marketing for Adidas America from 2003 to January 2005. From October 2001 to March 2003, Mr. Wulff served as Chairman and Chief Executive Officer of the Women’s Tennis Association. From June 2000 to October 2001, he served as Senior Vice President/General Manager — Emerging Business and Subsidiaries for Nike, Inc. From 1998 to June 2000, Mr. Wulff served as Senior Vice President/General Manager — USA for Nike, Inc. From 1997 to 1998, he served as Vice President/General Manager — Americas for Nike, Inc. He served as the President of Nike Canada from 1994 to 1997 and General Manager of Nike, Inc. from 1993 to 1994. Prior to joining Nike, Inc. in 1993, he served in various capacities with Miller Brewing Company from 1977 to 1993. Mr. Wulff holds a B.S. in Social Science, Business and Physical Education from the University of Northern Iowa. Mr. Wulff has served on the Board of Directors of Phoenix Footwear, an OTC Pink Sheets traded company that specializes in comfort footwear, since August 2010.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL SEVEN NOMINEES NAMED ABOVE. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the seven nominees named above as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our board of directors. As of the date of this proxy statement, the board of directors is not aware of any nominee who is unable or will decline to serve as a director.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2010, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2011. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our auditor.

A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will have the opportunity to make statements if he or she so desires and respond to appropriate questions from the stockholders.

In the event that the stockholders do not approve the selection of Deloitte & Touche LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Volcom and its stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS VOLCOM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011. Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of Deloitte & Touche LLP.

PROPOSAL THREE:

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION, AS DESCRIBED IN THE PROXY STATEMENT

(“SAY-ON-PAY VOTE”)

Background

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with rules promulgated by the U.S. Securities and Exchange Commission, or the SEC.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers (which consist of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 19. Our executive compensation policy is designed to reward highly productive, career focused executives for their contributions to the achievement of our mission and vision. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement and executive-related compensation tables for more information.

We emphasize pay-for-performance and subject a significant amount of our Named Executive Officers’ pay to our performance. Consistent with our performance-based compensation philosophy, we reserve a significant portion of potential compensation for performance-based programs. Our performance-based cash bonus program is linked to our overall business performance. For 2009 and 2010, performance under the management cash incentive plan has been measured by our achievement of our diluted earnings per share (“EPS”) targets, a key indicator of total stockholder return.

We believe that our compensation programs are aligned with the long-term interests of our stockholders. Beginning in 2009, we determined to offer equity compensation to our employees. We believe that equity awards serve to align the interests of our Named Executive Officers with those of our long-term stockholders by encouraging long-term performance. At the end of fiscal year 2010, we conducted an assessment and review of our Named Executive Officers’ stock ownership levels which indicated our Named Executive Officers’ stock ownership levels were appropriate to align the executive team’s interests with the interests of our stockholders.

We provide competitive pay opportunities that reflect best practices. The Company and the Compensation Committee of our board of directors consistently review our executive compensation program to ensure that it reflects the competition in the market place for talented individuals so that we can attract and retain skilled and committed long-term executives who we believe will contribute to accomplishing our vision.

No perquisites or tax reimbursements or gross-ups on compensation. Beginning in 2009, the Compensation Committee eliminated all perquisites previously offered to Named Executive Officers. In addition, none of our Named Executive Officers receive tax related gross-ups on any element of compensation.

No special retirement benefits or severance or change in control arrangements with any Named Executive Officer. Volcom does not offer our Named Executive Officers any type of enhanced or supplemental retirement or pension benefits. Named Executive Officers participate in the same 401(k) plan that we offer to all employees, with Volcom matching up to six percent of the contribution limit, though the matching 401(k) was temporarily suspended in 2009 due to a negative economic climate and has not been reinstated. In addition, none of our Named Executive Officers are entitled to any termination or change in control severance and other benefits.

Recommendation

Our board of directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of Volcom approve, on an advisory basis, the compensation of Volcom’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL FOUR:

ADVISORY VOTE HOLDING FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES EVERY 1, 2 OR 3 YEARS

(“FREQUENCY VOTE”)

Background

The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our Named Executive Officers. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our stockholders select a frequency of three years.

•	A triennial approach provides regular input by stockholders, while allowing stockholders to better judge our compensation programs in relation to our long-term performance.

•	Our executive compensation programs are designed to operate over the long-term and are designed to support long-term value creation.

•

A triennial vote will provide our Compensation Committee and our board of directors sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of the vote with our stockholders and to develop and implement any changes to our executive compensation programs that may be appropriate in light of the vote. A triennial vote will also allow for the changes to our executive compensation programs to be in place long enough for stockholders to see and evaluate the effectiveness of these changes.

•

The composition and level of compensation paid to executives in the market evolves over multiple years. A triennial approach will allow us to review evolving practices in the market to ensure our compensation programs reflect best practices.

Recommendation

This vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EVERY “THREE YEARS” AS THE FREQUENCY FOR WHICH STOCKHOLDERS SHALL HAVE AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THE PROXY STATEMENT.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend. The proxy gives each of Douglas P. Collier and S. Hoby Darling discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

CORPORATE GOVERNANCE

Board Meetings

The board of directors held six meetings during the year ended December 31, 2010. Each of our directors, except René R. Woolcott (who attended four of the six board of director meetings), attended or participated in at least 75% of the combined total of (i) all meetings of the board of directors that took place when such director was a member of the board of directors and (ii) all meetings of those committees of the board of directors on which such person served, which were held during such period. The board has a policy that each board member attends the annual meeting of stockholders, absent unusual circumstances; provided, however, that members may attend such annual meeting by telephone if necessary to mitigate conflicts. Each board member attended the 2010 annual meeting of stockholders.

Board Leadership Structure

The board of directors has determined that it is in our best interests to have Mr. Richard Woolcott serve as Chairman and Chief Executive Officer. The Chief Executive Officer serves as a bridge between management and the board of directors, ensuring that both groups act with a common purpose. Mr. Woolcott’s knowledge regarding our operations and the industries and markets in which we compete positions him to best identify matters for board review and deliberation. Additionally, the combined role of Chairman and Chief Executive Officer facilitates centralized board leadership in one person so there is no ambiguity about accountability. Our current leadership structure with the combined Chairman/Chief Executive Officer leadership role enhances the Chairman and Chief Executive Officer’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors.

Our board of directors acknowledges that independent board leadership is important. In order to enhance board independence, when Mr. Richard Woolcott was elected Chairman in June 2008 the company also appointed Mr. Ingram lead independent director. Also, our bylaws require that a majority of our directors shall be independent at all times and 5 of the 7 directors currently serving on our board are independent. Furthermore, each director serving on our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent. Our directors meet in executive sessions on a regular basis.

Stockholder Communications with the Board of Directors

Any stockholder who desires to contact the Chairman of the Nominating and Corporate Governance Committee or any member of the board of directors may do so by writing to the Volcom, Inc. Board of Directors, Attn: General Counsel, 1740 Monrovia Avenue, Costa Mesa, CA 92627. Communications received will be distributed by our General Counsel to the Chairman of the Nominating and Corporate Governance Committee or such other member or members of the board of directors as deemed appropriate by our General Counsel, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by our General Counsel to the Chairperson of the Audit Committee for review.

Independence of the Board of Directors

After review of all the relevant transactions or relationships between each director (or any member of his family) and us or one of our affiliates or our independent registered public accounting firm, based on information provided by the director, our records and publicly available information, our board of directors affirmatively determined that all but two of our directors, René Woolcott and Richard Woolcott, are independent directors under the applicable listing standards of NASDAQ and the requirements of the SEC. These independent directors are Messrs. Ingram, Palma, Tyson, Womack and Wulff. In making its independence determinations, the board has concluded that none of these members has a relationship which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Chairman and Chief Executive Officer, Richard Woolcott, is the son of a member of our board of directors, René Woolcott. There are no other familial relationships between our executive officers and our directors.

Committees of the Board of Directors

We have a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters are available on our website, www.volcom.com, under the Investor Relations section. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Audit Committee

Our Audit Committee consists of three directors, Messrs. Tyson (Chairman), Palma and Womack. Each of these directors is independent as defined by the applicable rules of the NASDAQ and SEC. Each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and NASDAQ rules. Mr. Tyson serves as the chairperson of the Audit Committee and our board of directors has determined that each of Messrs. Tyson and Womack is an “audit committee financial expert” under applicable SEC rules. Our independent auditors and our internal finance personnel regularly meet privately with and have unrestricted access to our Audit Committee. The Audit Committee acts pursuant to an Audit Committee charter intended to satisfy applicable SEC and NASDAQ rules. During fiscal 2010, our Audit Committee met nine times.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary duties of our Audit Committee are to, among other things:

•	evaluate our independent auditors’ qualifications, independence and performance;

•	determine the engagement and compensation of our independent auditors;

•	approve the retention of our independent auditors to perform any proposed, permissible non-audit services;

•	monitor the rotation of partners of the independent auditors on our engagement team as required;

•	review our consolidated financial statements;

•	meet with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•

establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	review on an ongoing basis and approve related party transactions;

•	prepare the reports required by the rules of the SEC to be included in our annual proxy statement; and

•	discuss, with our management and our independent auditors, the results of our annual audit and the review of our quarterly consolidated financial statements.

Compensation Committee

Our Compensation Committee consists of three directors, Messrs. Womack (Chairman), Ingram and Wulff. Each of these directors is independent under NASDAQ rules and qualifies as a non-employee director and an outside director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 162(m) of the Code, respectively. During fiscal 2010, our Compensation Committee met two times.

We have adopted a Compensation Committee charter, which outlines the Compensation Committee’s primary duties to include, among other things:

•	establishing overall employee compensation policies and recommending to our board of directors major compensation programs;

•	reviewing and approving the compensation of our corporate officers and directors, including salary and bonus awards;

•	administering our various employee benefit, pension and equity incentive programs;

•	reviewing executive officer and director indemnification and insurance matters;

•	managing and reviewing any employee loans; and

•	preparing an Annual Report on executive compensation for inclusion in our proxy statement.

During the first quarter of each year, the Compensation Committee generally reviews and approves the bonus plan and salaries for the upcoming year for each of the corporate officers who has a base salary in excess of $150,000, the Chief Financial Officer, the Chief Operating Officer/President and the Chief Executive Officer. The Compensation Committee does not delegate its authority to other persons. The Compensation Committee does not currently use the services of a compensation consultant to determine executive or director compensation.

Executive Compensation. Except for the Chief Executive Officer’s compensation, compensation of executives is recommended to the Compensation Committee by the Chief Executive Officer based upon historical practice, a market survey report of other apparel companies and other local companies prepared by the Human Resources department, and Volcom’s overall performance. The Chief Executive Officer’s compensation is discussed between the Chairman of the Compensation Committee and the Chief Executive Officer. The Chairman of the Compensation Committee then makes a recommendation to the entire Compensation Committee for discussion and approval. Compensation decisions for executives are made by the Compensation Committee after evaluating all components of compensation and assessing total compensation.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three directors, Messrs. Ingram (Chairman), Palma and Wulff. Each of these directors is independent under NASDAQ rules. During fiscal 2010, our Nominating and Corporate Governance Committee met two times. We have adopted a Nominating and Corporate Governance Committee charter which outlines the Nominating and Corporate Governance Committee’s primary duties to include, among other things:

•	establishing standards for service on our board of directors and nominating guidelines and principles;

•	identifying individuals qualified to become members of our board of directors and recommending director candidates for election to our board of directors;

•	considering and making recommendations to our board of directors regarding its size and composition, committee composition and structure and procedures affecting directors;

•	establishing policies regarding the consideration of any director candidates recommended by our stockholders, and the procedures to be followed by stockholders in submitting such recommendations;

•	evaluating and reviewing the performance of existing directors; and

•

monitoring our corporate governance principles and practices and making recommendations to our board of directors regarding governance matters, including our certificate of incorporation, bylaws and charters of our committees.

Director Candidates

In the event of a vacancy on the board of directors, the process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Policy and Procedures Regarding the Qualification, Identification, Consideration and Selection of Director Candidates (Including Stockholder Nominees). These criteria include the candidate’s independence, knowledge, judgment, diversity (which is not formally defined in the policy), age, skills, education, character, standing in the community and industry and financial background and experience. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials including materials to determine whether the candidate is independent from us, a resume of the candidate, a consent from the candidate and a description of any arrangements or undertakings between the stockholder and the candidate regarding nomination, proof that the stockholder or group of stockholders making the recommendation has beneficially owned our common stock for at least a year as of the date such recommendation is made and such other information as reasonably requested by us, to the Nominating and Corporate Governance Committee, c/o General Counsel, Volcom, Inc., 1740 Monrovia Avenue, Costa Mesa, California 92627. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by our board or others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next annual meeting.

Code of Ethics and Business Conduct

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics is posted on our website, www.volcom.com, under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Board Risk Oversight

The board of directors is actively involved in oversight of risks that could affect us. While our board has the ultimate oversight responsibility for the risk management process, various committees of our board also have responsibility for risk management. Our Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal Director of Sarbanes Oxley and Vice President of Finance. Risks related to our compensation programs are reviewed by the Compensation Committee and regulatory and other compliance risks are reviewed by the Nominating and Corporate Governance Committee. Our board is advised by the committees of significant risks and management’s response via periodic updates.

Director Compensation

The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2010.

Director	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total Compensation
Douglas S. Ingram	$40,375	$27,789	$68,164
Anthony M. Palma	$36,250	$27,789	$64,039
Joseph B. Tyson	$40,000	$27,789	$67,789
Carl W. Womack	$39,750	$27,789	$67,539
René R. Woolcott	$32,500	$27,789	$60,289
Kevin G. Wulff	$35,625	$27,789	$63,414

(1)	Any member of our board who is also an employee does not receive any additional compensation for serving on our board of directors. Our non-employee directors receive an annual retainer of $35,000, payable in monthly installments. An additional annual retainer of $10,000 is paid to the Audit Committee Chairperson, $7,500 to the Compensation Committee Chairperson and $5,000 to the Nominating and Corporate Governance Committee Chairperson. Each member of a committee (other than the Chairperson of the committee) also receives a retainer, as follows: Audit Committee, $5,000; Compensation Committee, $3,750; and Nominating and Corporate Governance Committee, $2,500. A prorated annual retainer is paid to any person who becomes a committee chair on a date other than the date of the annual meeting of our stockholders. Our Board members are expected to attend each meeting of the board of directors and their respective committee meetings and so we do not pay a per-meeting attendance fee. We reimburse Board members for reasonable travel expenses in connection with attending Board and committee meetings.

(2)	Each non-employee director is entitled to receive an annual option to purchase 2,000 shares of our common stock on the date of the annual meeting, which option vests in full on the first anniversary of the date of grant. All options are granted with an exercise price equal to the closing sale price on the date of grant, have a ten year term and their vesting is conditioned upon continued service on the Board through the vesting date. The amounts shown are the grant date fair value of stock options granted in fiscal year 2010, as prescribed under FASB ASC Topic 718. For a discussion of valuation assumptions, see Footnote 11, “Stockholders’ Equity” to our 2010 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

As of December 31, 2010, each non-employee director, other than René Woolcott, held 16,000 fully-vested options and 7,000 unvested options. René Woolcott held 2,000 unvested and 2,000 vested options at December 31, 2010. None of the non-employee directors held any stock awards as of December 31, 2010.

FEES PAID TO DELOITTE & TOUCHE LLP

The following table presents the aggregate fees billed for the indicated services performed by Deloitte & Touche LLP during the years ended December 31, 2010 and December 31, 2009.

	2010	2009
Audit Fees	$857,365	$807,656
Audit-Related Fees	138,853	112,532
Tax Fees	259,203	82,646
All Other Fees	0	0

Total Fees	$1,255,421	$1,002,834

Audit Fees. Audit Fees consist of fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit of our annual consolidated financial statements for 2010 and 2009, the audit of our internal control over financial reporting, the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q and other regulatory filings.

Audit-Related Fees. Audit-Related Fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” Such fees include, among other things, secondary offering filings, acquisition-related work and certain consultations concerning financial accounting and reporting standards.

Tax Fees. Tax Fees consist of professional services for tax compliance and strategy activities, including the preparation of federal and state tax returns and related tax compliance matters. Tax strategy activity fees were 126,146 of the total for tax fees during 2010.

All Other Fees. There were no fees billed by Deloitte & Touche LLP for other services in 2010 or 2009.

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for reviewing the terms of the proposed engagement of the independent registered public accounting firm for audit or permissible non-audit services and for pre-approving all such engagements. Any proposed services exceeding $5,000 require specific pre-approval by the Audit Committee. Services below $5,000 must be of the types specifically pre-approved by the Audit Committee and the Audit Committee is informed of all engagements of our independent registered public accounting firm. In providing any pre-approval, the Audit Committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence. In fiscal years 2010 and 2009, all of the fees paid to our independent registered public accounting firm were pre-approved by the Audit Committee pursuant to our policy.

OWNERSHIP OF SECURITIES

The following table sets forth as of March 8, 2011 the number and percentage of the outstanding shares of Volcom common stock which, according to the information supplied to us, are beneficially owned by (i) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock, (ii) each person who is currently a member of our board of directors or is a nominee for election to our board of directors, (iii) each named executive officer in the Summary Compensation Table that appears below and (iv) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by such stockholder. Percentage of ownership is based on 24,754,060 shares of common stock beneficially owned on March 8, 2011. The number of shares of common stock outstanding used in calculating the percentage for each listed person and entity (and for all executive officers and directors as a group) includes common stock underlying options held by that person or entity (or by all executive officers and directors as a group, as the case may be) that are exercisable within 60 days of March 8, 2011, but excludes common stock underlying options held by any other person or entity. We do not currently permit pledges of our securities by Section 16 persons.

Name and Address	Volcom Common Stock Owned (#)	Rights to Acquire Volcom Common Stock (#)(1)	Total Beneficial Ownership of Volcom Common Stock (#)	Percentage of Common Stock Beneficially Owned
5% Holders Not Listed Below:
BlackRock, Inc.(2)	1,337,862	0	1,337,862	5.4%
Kwock Family Trust(3)	2,328,862	0	2,328,862	9.4%
Royce & Associates, LLC(4)	1,873,007	0	1,873,007	7.6%
Wasatch Advisors, Inc.(5)	1,257,126	0	1,257,126	5.1%
Prudential Financial, Inc.(6)	1,358,086	0	1,358,086	5.5%
Jennison Associates LLC(7)	1,321,367	0	1,321,367	5.3%
The TCW Group, Inc.(8)	2,228,096	0	2,228,096	9.0%
Wells Fargo and Company(9)	1,756,502	0	1,756,502	7.1%

Directors:
Richard R. Woolcott(10)	2,540,932	0	2,540,932	10.3%
Douglas S. Ingram	2,500	23,000	25,500	*
Anthony M. Palma	0	23,000	23,000	*
Joseph B. Tyson	0	23,000	23,000	*
Carl W. Womack	10,000	23,000	33,000	*
René R. Woolcott	1,094,765	4,000	1,098,765	4.4%
Kevin G. Wulff	620	23,000	23,620	*

Named Executive Officers:
Jason W. Steris	100,000	24,000	124,000	*
Douglas P. Collier(11)	264,824	20,000	284,824	1.2%
Tom D. Ruiz(12)	8,957	15,000	23,957	*
Ethan Anderson	15,900	36,000	51,900	*
All executive officers and directors as a group (15 persons)	4,041,068	338,280	4,379,348	17.7%

*	Represents less than 1%

(1)	Represents shares of common stock that the holder may acquire upon exercise of currently vested options or options that will become vested within 60 days of March 8, 2011.

(2)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 9, 2011 by BlackRock, Inc., a parent holding company (“BlackRock”), on behalf of its investment advisory subsidiaries consisting of Blackrock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited and BlackRock International Limited. BlackRock reported that it has sole voting power and sole dispositive power with respect to all 1,337,862 shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(3)	This information is based on a Schedule 13G/A filed by Stephanie and Daniel Kwock with the SEC on February 17, 2009 (and not subsequently amended). These shares are currently held by the Kwock Family Trust, a revocable living trust, and were previously held by the Malcolm Trust. Stephanie Kwock, as the settlor of the Malcolm Trust, revoked the Malcolm Trust and transferred these shares to the Kwock Family Trust on March 10, 2006. Stephanie Kwock and her husband, Daniel Kwock, are the trustees, trustors and beneficiaries of the Kwock Family Trust, each with the unilateral power to revoke the trust. As trustees, each of Stephanie and Daniel Kwock is deemed to have shared voting and investment power with respect to the shares held by the Kwock Family Trust. The address for the Kwock Family Trust is 1385 Plaza Pacifica, Santa Barbara, California 93108.

(4)	According to a Schedule 13G/A filed with the SEC on January 26, 2011 by Royce & Associates LLC, an investment advisor registered under Section 203 of the Investment Company Act of 1940. Royce & Associates LLC has sole voting power and sole dispositive power with respect to all 1,873,007 shares. The address for Royce & Associates LLC is 745 Fifth Avenue, New York, NY 10151.

(5)	This information is based on a Schedule 13G filed by Wasatch Advisors, Inc., with the SEC on February 16, 2010 (and not subsequently amended). Wasatch Advisors, Inc. has sole voting and dispositive power with respect to all of the shares. The address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(6)	This information is based on a Schedule 13G filed with the SEC on February 8, 2011 by Prudential Financial, Inc., a parent holding company (“Prudential”) on behalf of its direct and indirect registered investment advisor and broker dealer subsidiaries consisting of The Prudential Insurance Company of America, Prudential Investment Management, Inc., Jennison Associates LLC, Prudential Bache Asset Management, Inc., Prudential Investments LLC, Prudential Private Placement Investors, L.P., Pruco Securities, LLC, Prudential Investment Management Services LLC, AST Investment Services, Inc., Prudential Annuities Distributors, Inc., Quantitative Management Associates LLC, Prudential International Investments Advisers, LLC, Global Portfolio Strategies, Inc., Prudential Bache Securities, LLC, and Prudential Bache Commodities, LLC. Prudential reported that it may be deemed the beneficial owner of securities beneficially owned by these entities and may have direct or indirect voting and/or investment discretion over 1,358,086 shares which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential reports the combined holdings of these entities for the purpose of administrative convenience. Prudential reported that it has sole voting power with respect to 212,500 shares, shared voting power with respect to 960,355 shares, sole dispositive power with respect to 212,500 shares and shared dispositive power with respect to 1,145,586 shares. The address for Prudential is 751 Broad Street, Newark, NJ 07102-3777. See also Note (7) below.

(7)	Based on a Schedule 13G filed with the SEC on February 11, 2011 by Jennison Associates LLC (“Jennison”), a registered investment advisor and indirect wholly-owned subsidiary of Prudential. Jennison’s Schedule 13G reports that as a result of acting as investment advisor to various companies, insurance separate accounts and institutional clients (collectively, “Managed Portfolios”), Jennison may be deemed to be the beneficial owner of the shares of Volcom common stock held by such Managed Portfolios. In addition, as Prudential indirectly owns 100% of the equity interest of Jennison, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to Volcom’s common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential and, as such, shares of Volcom’s common stock reported on Jennison’s Schedule 13G may be included in the shares reported on the Schedule 13G filed by Prudential. Jennison reported that it has sole voting power and shared dispositive power with respect to all 1,321,367 shares. The address for Jennison is 466 Lexington Avenue, New York, NY 10017.

(8)

This information is based on a Schedule 13G filed with the SEC on February 10, 2011 by The TCW Group, Inc., a parent holding company (“TCW”), on behalf of its subsidiaries consisting of TCW Asset Management Company, a registered investment advisor, TCW Investment Management Company, a registered investment advisor, and TCW Capital Investment Corporation. TCW reported that it had shared voting power with respect to 2,034,388 shares and shared dispositive power with respect to 2,228,096 shares. TCW does not have sole voting power or sole dispositive with respect to any shares. The address for TCW is 865 South Figueroa Street, Los Angeles, CA 90017.

(9)	This information is based on a Schedule 13G filed with the SEC on January 25, 2011 by Wells Fargo and Company, a parent holding company (“Wells Fargo”) on behalf of its subsidiaries consisting of Peregrine Capital Management, Inc., a registered investment advisor, Metropolitan West Capital Management, LLC, a registered investment advisor, Wells Fargo Advisors Financial Network, LLC, a broker dealer, Wells Fargo Advisors, LLC, a broker dealer, Wells Fargo Investments, LLC, a broker dealer, Wells Fargo Funds Management, LLC, a registered investment advisor, Wells Fargo Bank, N.A., a bank, and Wells Capital Management Incorporated, a registered investment advisor. Wells Fargo reported that it has sole voting power with respect to 1,176,015 shares, sole dispositive power with respect to 1,485,447 shares and shared dispositive power with respect to 500 shares. The address for Wells Fargo is 420 Montgomery Street, San Francisco, CA 94104.

(10)	Mr. Richard Woolcott is also a Named Executive Officer.

(11)	Represents shares held by The Collier Family Trust. Douglas Collier is the Co-Trustee of The Collier Family Trust, and exercises sole voting and dispositive power with respect to these shares.

(12)	Represents shares held by The Ruiz Family Trust. Tom Ruiz is the Co-Trustee of The Ruiz Family Trust, and exercises sole voting and dispositive power with respect to these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our board of directors, our executive officers and persons who beneficially own more than 10% of Volcom’s outstanding common stock are subject to the requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC with respect to their ownership and changes in their ownership of common stock and other derivative Volcom securities. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their transactions in 2010 in Volcom securities and their holdings of Volcom securities, and (ii) the written representations received from one or more of such persons that no unfiled annual Form 5 reports were required to be filed by them for 2010, we believe that all reporting requirements under Section 16(a) for such year were met in a timely manner by our directors, executive officers and beneficial owners of greater than 10% of our common stock.

EXECUTIVE OFFICERS

The following table sets forth, as of March 16, 2011, our Executive Officers.

Executive Officers

Name	Age	Position
Richard R. Woolcott	45	Chairman and Chief Executive Officer
Jason W. Steris	41	President and Chief Operating Officer
Douglas P. Collier	48	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Tom D. Ruiz	50	Executive Vice President of Sales
Ethan Anderson	39	Executive Vice President, Creative
Seth “Hoby” Darling	35	Senior Vice President, Strategic Development and General Counsel
John W. Fearnley	41	Senior Vice President of Production and Design
Ryan N. Immegart	34	Vice President of Marketing
David A. Unter	39	Vice President of Finance

Richard R. Woolcott serves as our Chairman and Chief Executive Officer. His biography is contained in the section of this proxy statement entitled “Election of Directors.”

Jason W. Steris has served as our President since June 2008 and Chief Operating Officer since 1998. From 1995 to 1998, he served as our National Sales Manager and from 1993 to 1995 he served as our Southern California Sales Representative. Prior to Mr. Steris joining us in 1993, he worked in action sports retail for eight years with Laguna Surf & Sport in various positions, including store manager and buyer.

Douglas P. Collier has served as our Executive Vice President, Chief Financial Officer and Secretary since May 2008. From 1994 until May 2008, he served as Chief Financial Officer and Secretary. He has also served as our Treasurer since April 2005. From 1991 to 1994, Mr. Collier served as Controller at Mary Tyler Moore Studios. Mr. Collier was a Senior Tax Specialist with KPMG from 1987 to 1990. Mr. Collier is a Certified Public Accountant (inactive). He earned a B.S. in Business Administration and an M.S. in Accounting from San Diego State University.

Tom D. Ruiz has served as our Executive Vice President of Sales since May 2008. From 1998 to May 2008 he served as our Vice President of Sales. Prior to joining us, Mr. Ruiz was the Vice President of Sales and Marketing for Yaga Clothing from 1994 to 1998. From 1990 to 1994, he was owner and President of Bleick Jeans. Prior to forming Bleick Jeans, he held numerous sales positions with Quiksilver, Inc. from 1984 to 1990. Mr. Ruiz has served as a member of the board of directors of the Surf Industry Manufacturers Association since 2005.

Ethan F. Anderson has served as our Executive Vice President, Creative Director since March 15, 2011. Prior to that, he served as our Senior Vice President, Creative Director since May 2008. Prior to that, he served as our Vice President, Creative Director since July 2005. Prior to that, he served in leadership roles as Creative Director and Senior Art Director since founding our in-house art department in 1994. Mr. Anderson earned a B.A. in Art with an emphasis in Graphic Design from San Diego State University.

Seth “Hoby” Darling has served as our Senior Vice President, Strategic Development and General Counsel since May 2008. Prior to that, he served as our Vice President, Strategic Development and General Counsel since June 2005. Prior to joining us, he served as our outside legal counsel as an attorney at the international law firm of Latham & Watkins where he focused his practice on counseling consumer relevant and sports companies.

Mr. Darling holds a Juris Doctorate degree from Northwestern University in Chicago and graduate degrees in Business Administration from the University of California at Berkeley Haas School of Business and Columbia University in New York. In addition, he earned a B.A. with honors from Western Washington University.

John W. Fearnley has served as our Senior Vice President of Production and Design since March 15, 2011. Prior to that, he served as our Vice President of Production and Design since June 2008. Prior to that, Mr. Fearnley was our Director of Production since joining us in 2001. Mr. Fearnley has over twenty years of experience in apparel production and design with action sports apparel brands such as Quiksilver, Billabong, O’Neill and Thunder Bros. (an apparel company he founded). Mr. Fearnley earned a B.A. in Planning, Policy and Design from the School of Social Ecology at the University of California, Irvine.

Ryan N. Immegart has served as our Vice President of Marketing since May 15, 2010. Prior to that, Mr. Immegart served as the Director of Volcom Entertainment, the music division of our company, which he founded with Richard Woolcott. Mr. Immegart began his career with us in 1992, as our first sponsored snowboarder at the age of 16.

David A. Unter has served as our Vice President of Finance since January 2005. From September 2004 to December 2004, he served as Director of Accounting and Financial Reporting for Hot Topic, Inc., a NASDAQ listed mall-based specialty apparel retailer. From 1994 to 2004, Mr. Unter was with Deloitte and Touche LLP providing advisory, audit and assurance services for companies in the action sports and retail industries. During his tenure at Deloitte and Touche LLP, Mr. Unter became licensed as a Certified Public Accountant. Mr. Unter earned a B.S. in Accounting from the University of Southern California.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation, strategy, policies, programs and practices for our “Named Executive Officers”, which consists of Mr. Richard R. Woolcott, our Chairman and Chief Executive Officer, Mr. Jason W. Steris, our President and Chief Operating Officer, Mr. Douglas P. Collier, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Mr. Tom D. Ruiz, our Executive Vice President of Sales, Mr. Ethan F. Anderson, our Senior Vice President, Creative Director.

Executive Summary

The Compensation Committee set 2010 annual base salaries for Volcom’s Named Executive Officers in December of 2009 which, in general, reinstated the salaries that were set by our board of directors in January of 2009. Given the uncertain economic environment, in February 2009, the Compensation Committee had reduced the base salaries that were set in January of 2009 by approximately 15% for Mr. Woolcott and by 10% for the other Named Executive Officers. On December 18, 2009, given the improved economic environment, the Compensation Committee recommended and our board approved reinstating annual base salaries for the Named Executive Officers to generally the same levels as were in place in January 2009.

Also on December 18, 2009, the Compensation Committee recommended and the board approved the 2010 Executive and Senior Manager Cash Bonus Plan, or the 2010 Plan. The Compensation Committee designed this program to ensure that a significant portion of compensation is “at risk” and depends upon Company performance for those members of executive and senior management with the greatest influence on corporate results. Under the 2010 Plan, Messrs. Woolcott, Steris, Collier, Ruiz and Anderson’s 2010 target bonus percentage of base salary opportunity remained the same levels as in 2009. The target bonus opportunities for Messrs. Woolcott, Steris and Collier were based 100% on company performance. The 2010 bonus opportunities for Messrs. Ruiz and Anderson were tied 60% to company performance and 40% to individual performance. Actual bonuses could vary considerably according to our achievement of pre-established consolidated 2010 diluted EPS targets, as set forth in the table below under “Volcom Performance Component”. At each EPS level, participating individuals were paid a corresponding percentage of their target bonus opportunity, ranging from 0% to 119%. Target bonus opportunities were payable at 100% if we achieved EPS of $0.85.

All of Volcom’s Named Executive Officers received an annual cash bonus under the 2010 Plan for the fiscal year 2010 as a result of Volcom achieving its pre-established EPS targets set by the Compensation Committee in December of 2009. Despite a continuing challenging economic environment, Volcom reported EPS of $0.91 and, accordingly, our 2010 Plan, which is based on our performance of pre-established targets for this financial metric, paid out at 108% of target bonus opportunity for 2010. Since Volcom’s initial public offering in 2005, compensation for Volcom’s Named Executive Officers has been comprised predominantly of base salary and annual cash bonus. Equity compensation historically has not been a significant component of total compensation. Volcom’s Named Executive Officers have significant equity holdings in the Company and the Compensation Committee has historically believed that this ownership properly aligns their interests with Volcom and its stockholders. In 2009, in order to continue to attract and retain employees as Volcom grows, the Compensation Committee determined to offer equity compensation to employees.

General Compensation Policy

In December 2009, Volcom adopted a total compensation philosophy that reinforces high standards of executive performance based on fairness and the company’s cooperative family culture. Our compensation strategies seek to reward highly productive, career focused executives for their contributions to the achievement of our mission and vision. We are committed to providing a total rewards strategy that appropriately balances executives’ shorter-term needs with their need for longer-term security. Volcom is guided by the following key principles in determining total compensation and the combination of the elements of total compensation:

1. Market Competition. Total compensation will reflect the competition in the marketplace for talented executives, so that we can attract and retain skilled and committed long-term executives who we believe will contribute to accomplishing our vision. We desire to develop and sustain a competitive advantage by having the best workforce in the industry.

2. Accountability for Business and Division Performance. Total compensation will reflect our financial results so that executive compensation is linked to our overall business performance. The degree to which an executive’s compensation will be tied to our overall results or department level performance will vary depending upon his or her ability to impact such results.

3. Accountability for Individual Performance. Total compensation should be partly tied to an individual’s performance, which may not be fully evident in our overall financial results. The amount of total compensation tied to individual performance will be higher for those executives whose individual contributions may not relate directly to our financial results. Individual performance objectives are determined on an annual basis.

4. Stockholders and Employees Share in Financial Success. We share the financial success of Volcom and its stockholders with those executives and employees who help create it. We believe fairness is reflected in compensation when it effectively addresses the interests of stockholders and the performance goals and ambitions of executives and employees.

5. Recognition of Exceptional Performance. We pay for exceptional performance and recognize unique contributions, ideas, abilities and high performance — and reward these accordingly.

Determination of Compensation

Compensation actions for our Named Executive Officers are determined by our Compensation Committee and, in some cases, our board of directors. The Compensation Committee makes its determinations in consultation with management, including recommendations made to the Compensation Committee by our Chief Executive Officer and our Human Resources department. The Compensation Committee reviews the compensation of each executive officer from the past year when setting compensation for the current year. In addition, the Compensation Committee also reviews Volcom’s overall prior year performance and overall market conditions in determining compensation. The Compensation Committee also reviews compensation data from other companies for a market check when setting each element of executive compensation. The Compensation Committee does not utilize a compensation peer group but generally reviews compensation data from the following types of companies for its market check: (i) competitors in the action sports apparel market; (ii) similarly sized apparel companies based on geography, revenue, earnings and market capitalization; and (iii) similarly sized companies in other industries based on geography, revenue, earnings and market capitalization. This data is compiled by management for the Compensation Committee at the Compensation Committee’s request. The Compensation Committee only uses this data as a market check to confirm that Volcom’s executive compensation is reasonable based upon our market capitalization, revenue, profitability, geography and industry. We do not benchmark or target a specific percentile of the market for any element of our compensation or for total compensation.

While the Compensation Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our Chief Executive Officer and members of our Human Resources department routinely participate in this process, providing requested data, presentations, analyses and proposals. The Chief Executive Officer or President generally performs the performance reviews of each other executive and recommends to the Compensation Committee each other executive’s compensation based upon historical practice, a market survey report of other apparel companies and other relevant companies prepared by management, competitive factors and Volcom’s overall performance. The Chief Executive Officer’s recommendations are one of the factors considered by the Compensation Committee in making its determinations. Compensation decisions for executives are made by the Compensation Committee after evaluating all components of compensation and assessing total compensation.

Elements and Composition of Total Executive Officer Compensation

Volcom’s executive compensation program is designed to provide a balanced mix of pay that incorporates the following key components:

1. Annual Base Cash Compensation. Base salaries provide our executive officers with a degree of financial certainty and stability and also reward our executives for performing their core job duties, individual achievements and contributions. Annual base compensation is generally determined based on the application of prior-year Volcom performance, and the current year Volcom performance outlook. The Compensation Committee prefers to review these factors when determining base compensation rather than relying upon a formulaic percentage increase over the prior year or specific benchmarking.

On December 18, 2009, in light of the improved market conditions, the Compensation Committee recommended and the board approved reinstating annual base salaries for Volcom’s Named Executive Officers to generally the same levels as were approved in January of 2009 prior to the February 2009 salary decrease. Given the uncertain economic environment, in February 2009, the Compensation Committee had reduced the 2009 base salaries that had been set by the Compensation Committee in January of 2009 by approximately 15% for Mr. Woolcott and by 10% for the other Named Executive Officers. The salary re-instatement was effective as of January 1, 2010. (See table below under “Summary Compensation Table” for base salaries information for each of the past three years.)

2. Annual Cash Bonus. Executive bonuses are based on the historical practice of bonus potential being a pre-determined percentage of base salary. The Compensation Committee evaluates bonuses in relation to base salary and total compensation for executives at comparable companies as a market check on whether such cash bonuses are reasonable based upon our market capitalization, revenue, profitability, geography and industry.

2010 Cash Bonus Plan. The 2010 Plan was designed to reward executive and senior management-level employees for achievement of certain Company objectives, and to a lesser extent, in the case of Messrs. Ruiz and Anderson and other senior level managers, individual performance. A total of approximately 30 employees participated in the 2010 Plan. A participating employee’s target bonus opportunity was based on a percentage of that individual’s base salary ranging from 4% to 75%, based on position.

Mr. Woolcott’s target bonus opportunity was 75% of his base salary and was based 100% on company performance. The target bonus opportunities for Messrs. Steris, Collier, Ruiz and Anderson were set at 41%, 40%, 40%, and 27% of their base salaries, respectively. Other than Messrs. Ruiz and Anderson, the other Named Executive Officers’ target bonus opportunities were based 100% on company performance. The 2010 bonus opportunities for Messrs. Ruiz and Anderson were tied 60% to company performance and 40% to individual performance. Actual bonuses could vary considerably according to our achievement of pre-determined consolidated 2010 diluted EPS targets, as set forth in the table below under “Volcom Performance Component”. At each EPS level, participating individuals were paid a corresponding percentage of their target bonus opportunity, ranging from 0% to 119% (See table below under “Grants of Plan-Based Awards” for threshold, target and maximum bonus information).

The Compensation Committee designed this program to ensure that a significant portion of compensation is “at risk” and depends upon Company performance for those members of executive and senior management with the greatest influence on corporate results. At the end of each fiscal year, the Compensation Committee meets to review and certify fiscal performance. The Compensation Committee retains the discretion to award bonuses if the performance goals are not met and to provide additional compensation if the goals are exceeded. Historically, the Compensation Committee has not exercised, and in 2010 the Compensation Committee did not exercise, this discretion.

For 2010, Volcom achieved diluted EPS of $0.91 per share, resulting in a payout in accordance with the bonus structure established at the beginning of the year at 108% of target. As such, Messrs. Woolcott, Steris and Collier, whose bonuses were tied solely to the company performance measure, received an annual cash bonus under the 2010 Plan for 2010 equal to 108% of their target bonus opportunities. Messrs. Ruiz and Anderson also received 108% of the portion of their bonus targets that was tied to the company performance measure.

Volcom Performance Component. The portion of the bonuses, based on Volcom performance, were measured against pre-determined earnings per share targets, as described below:

Percentage of Target Bonus Opportunity	Consolidated 2010 Diluted Earnings Per Share	Percentage of Target Bonus Opportunity	Consolidated 2010 Diluted Earnings Per Share
0%	$0.64 and lower	79%	$0.83
27%	$0.65	80%	$0.84
29%	$0.66	100%	$0.85
30%	$0.67	102%	$0.86
31%	$0.68	104%	$0.87
32%	$0.69	105%	$0.88
53%	$0.70	106%	$0.89
55%	$0.71	107%	$0.90
56%	$0.72	108%	$0.91
57%	$0.73	110%	$0.92
58%	$0.74	111%	$0.93
59%	$0.75	112%	$0.94
60%	$0.76	113%	$0.95
62%	$0.77	114%	$0.96
63%	$0.78	115%	$0.97
64%	$0.79	117%	$0.98
75%	$0.80	118%	$0.99
76%	$0.81	119%	$1.00 and above
78%	$0.82

Individual Performance Component. The 2010 bonus opportunities for Messrs. Ruiz and Anderson were tied 60% to company performance and 40% to individual performance. Under the bonus plan, individual performance measures reflect what an executive or senior member of management must do in order for Volcom to meet its short and long-term business goals. Individual objectives vary in detail and subject matter based on the employee’s function and department. Typical objectives can include achieving sales, financial, profit margin and development objectives; executing strategic transactions; increasing productivity and operating measures and identifying and implementing cost reduction and efficiency measures. The bonus pool based on individual performance is only funded by the percentage that we achieve the diluted EPS targets described above under Volcom Performance Component.

For fiscal 2010, Mr. Ruiz’s individual performance measures were as follows (i) achieving certain sales targets, (ii) achieving certain margin targets, and (iii) meeting certain personal and Company strategy goals. For fiscal 2010, Mr. Ruiz achieved 85% of his target bonus objectives.

For fiscal 2010, Mr. Anderson’s individual performance measures were as follows (i) aligning brand objectives to overall branding efforts, (ii) web launch creativity, (iii) staying within the creative department budget and (iv) meeting certain personal goals. For fiscal 2010, Mr. Anderson achieved his target bonus objectives.

3. Long-Term Equity Compensation. To date, long-term equity compensation has not played a significant role in our executives’ total compensation. The grant of long-term equity incentive compensation (including stock options and restricted stock) is considered by the Compensation Committee on a case-by-case basis. Historically, most of the members of our senior management have had considerable ownership in Volcom, which ownership the Compensation Committee believed sufficiently aligned the executive team’s interests with the interests of Volcom’s stockholders. However, in order to continue to attract and retain employees as Volcom matures as a public company, in 2009, the Compensation Committee determined it would offer equity compensation to employees. In 2010, however, the Compensation Committee did not offer equity compensation to any of Volcom’s Named Executive Officers. All equity grants currently require the approval of the Compensation Committee or the Board of Directors.

4. Other Elements of Total Compensation. Volcom does not offer its executives any type of non-qualified deferred compensation, defined contribution plan, or defined benefit plan, nor do we have any severance or change in control arrangements with any executive officer. We do provide a 401(k) for all employees, including executives, with Volcom matching up to six percent of the contribution limit, though the matching 401(k) contributions were temporarily suspended during a portion of 2009 due to the negative economic climate. The matching 401(k) contributions have not been reinstated. In 2009, the Compensation Committee eliminated all perquisite programs and has not reinstated them.

Policies with Respect to Security Ownership Requirements

Volcom does not have a policy with respect to security ownership; most of the current members of senior management have considerable ownership in Volcom, which ownership the Compensation Committee believes sufficiently aligns the current executive team’s interests with the interests of Volcom’s stockholders. Volcom does not currently permit executives to hedge their position in Volcom stock.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to the Chief Executive Officer and any of its three other most highly compensated executive officers, other than the Chief Financial Officer. However, certain performance-based compensation is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board of directors committee that establishes such goals consists solely of two or more “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-person limitation on the number of shares for which options may be granted during a specified period.

All members of the Compensation Committee qualify as outside directors under Section 162(m). Our Amended and Restated 2005 Incentive Award Plan, or 2005 Plan, has been designed with the intent to allow us to pay performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Summary Compensation Table

The following table shows the compensation earned by, or awarded or paid to, each of our Named Executive Officers for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2010, 2009 and 2008. Please note that ownership of vested stock awards is set forth under “Ownership of Securities” in this proxy statement.

Name and Principal Position	Year	Salary(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total Compensation
Richard R. Woolcott,	2010	$447,017	$0	$362,084	$0	$809,101
Chairman and Chief Executive Officer	2009	$392,553	$0	$0	$447	$393,000
	2008	$420,000	$0	$0	$25,350	$445,350

Jason W. Steris,	2010	$353,420	$0	$156,494	$0	$509,914
President and Chief Operating Officer	2009	$322,989	$571,458	$0	$447	$894,894
	2008	$336,000	$0	$0	$2,640	$338,640

Douglas P. Collier, Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2010	$336,000	$0	$145,152	$0	$481,152
	2009	$307,569	$476,215	$0	$433	$784,217
	2008	$336,000	$0	$0	$930	$336,930

Tom D. Ruiz,	2010	$336,000	$0	$123,379	$0	$459,379
Executive Vice President of Sales	2009	$307,569	$476,215	$0	$447	$784,231
	2008	$336,000	$0	$0	$930	$336,930

Ethan F. Anderson,	2010	$250,000	$0	$72,900	$0	$322,900
Executive Vice President, Creative Director	2009	$239,567	$380,972	$0	$0	$620,539

(1)	Includes any amount of salary deferred under our 401(k) plan otherwise payable in cash during the year.

(2)	The amounts shown represent the grant date fair value of option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 to our 2010 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	Represents cash awards payable under the Volcom Cash Bonus Plan. No bonuses were paid to our Named Executive Officers in 2008 or 2009. See Compensation Discussion and Analysis – Annual Cash Bonus for a description of bonuses paid to the Named Executive Officer under the 2010 Plan.

(4)	The 2009 and 2008 amounts shown consist of amounts received by the Named Executive Officers in the form of 401(k) matching contributions. No matching contributions were made under the 401(k) plan in 2010. The Compensation Committee eliminated all major perquisite programs in 2009.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for the year ended December 31, 2010.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold ($)	Target ($)	Maximum ($)
Richard R. Woolcott	12/18/2009	$90,521	$335,263	$398,963
Jason W. Steris	12/18/2009	$39,124	$144,902	$172,433
Douglas P. Collier	12/18/2009	$36,288	$134,400	$159,936
Tom D. Ruiz	12/18/2009	$36,288	$134,400	$159,936
Ethan F. Anderson	12/18/2009	$18,225	$67,500	$80,325

(1)	The 2010 Cash Bonus Plan was designed to reward executive and senior management-level employees primarily for achievement of Company diluted EPS targets, and to a lesser extent individual performance. Mr. Woolcott’s target bonus opportunity was 75% of his base salary and the target bonus opportunities for Messrs. Steris, Collier, Ruiz and Anderson were at 41%, 40%, 40% and 27% of their base salaries, respectively. The target amounts in the table above represent a bonus payment of 100% of an individual’s target bonus opportunity, payable if our diluted EPS for fiscal 2010 was $0.85. No bonus was payable if our diluted EPS was $0.64 or less, the threshold bonus payable was 27% of the individual’s target bonus potential if our diluted EPS was $0.65 and the maximum bonus payable was 119% of the individual’s bonus potential if our diluted EPS was $1.00 or greater. Bonuses were paid to Named Executive Officer in fiscal 2010 at 108% of the target bonus, as the Company achieved diluted earnings per share of $0.91. See “Compensation Discussion and Analysis — Annual Cash Bonus” for a more complete description of the 2010 Cash Bonus Plan.

Outstanding Equity Awards

The following table sets forth summary information regarding the outstanding equity awards held by each of our Named Executive Officers at December 31, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Richard R. Woolcott	0	0		NA	NA	0	NA
Jason W. Steris(1)	12,000	48,000	(1)	$13.47	05/05/2019	0	NA
Douglas P. Collier(1)	10,000	40,000	(1)	$13.47	05/05/2019	0	NA
Tom D. Ruiz	5,000	0		$18.00	06/29/2015	0	NA
	0	40,000	(1)	$13.47	05/05/2019
Ethan F. Anderson(1)	20,000	0		$18.00	06/29/2015	0	NA
	8,000	32,000	(1)	$13.47	05/05/2019

(1)	The options shall vest in equal annual installments of 20% per year over five years, which first installment vested on May 5, 2010.

Option Exercises

The following table summarizes the option exercises and stock award vesting and value realized for each of our Named Executive Officers for the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard R. Woolcott	NA	NA	NA	NA
Jason W. Steris	NA	NA	NA	NA
Douglas P. Collier	NA	NA	NA	NA
Tom D. Ruiz	10,000	$76,898	NA	NA
	1,858	$5,870	NA	NA
	8,300	$25,198	NA	NA
Ethan F. Anderson	NA	NA	2,000	$33,080

(1)	Amounts shown are based on the Nasdaq closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change-in-Control

We do not currently have written employment agreements with any of our Named Executive Officers, nor do we have any other arrangements, agreements or understandings providing benefits to any of our Named Executive Officers with any payments or benefits upon termination of employment or a change in control. As a result, in the event of a termination of employment of a Named Executive Officer or a change in control, no amounts are payable to any Named Executive Officer other than accrued vacation or other payments at our discretion on a case by case basis.

Compensation Risk Management

In March 2011, management assessed our compensation policies and practices to determine whether any risks arising from those policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee reviewed management’s assessments and believes that our compensation policies and practices do not create such risks. Management assessed our compensation programs against potential compensation risks relating to pay mix, performance metrics, payment timing and adjustments, payout curves, equity incentives, performance appraisal, and leadership and culture, with no areas of material risk identified. In reaching its conclusion that the Company’s compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on the Company, management considered the following:

•

The majority of our employees’ cash compensation is fixed in the form of base salaries or hourly compensation. Fixed compensation in the form of base salaries or hourly compensation provide income regardless of our short-term performance and do not create an incentive for employees to take unnecessary risks.

•

The Company does not use a revenue performance measure under its management cash incentive plan. For 2009 and 2010, performance under the management cash incentive plan has been measured by our achievement of diluted earnings per share and all participants (other than our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) have had both a company performance component and an individual performance component. In addition, maximum payouts under the plan are capped and in 2009 were limited to 125% of each participant’s target opportunity. The cap was reduced in 2010 to 119% of target opportunity.

•

The Compensation Committee exercises broad discretion in determining compensation amounts and qualitative factors beyond quantitative financial metrics are a key consideration in the determination of individual cash bonuses and long-term equity awards.

•

The financial opportunity under our long-term incentive program is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking. Stock options align our employees’ interests with that of stockholder interests by providing the opportunity for employees to realize value only when our stock price increases. In addition, all employee stock option awards have a minimum vesting period of five-years, subject to the holder’s continuing service with the Company. This promotes alignment of employees’ interests with the Company’s long-term objectives and with our stockholders’ interests.

•	Our current senior management team generally has considerable ownership in the Company, which ownership aligns the executive team’s interests with the interests of our stockholders.

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2010 Annual Report on Form 10-K and in this proxy statement for the 2011 annual meeting of stockholders.

Submitted by the Compensation Committee of Volcom’s board of directors:

Carl W. Womack (Chair)

Douglas S. Ingram

Kevin G. Wulff

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Volcom’s audited financial statements for the year ended December 31, 2010 and the notes thereto.

Review with Management. The Audit Committee has reviewed and discussed Volcom’s audited financial statements with management.

Review and Discussions with Independent Accountants. The Audit Committee has reviewed and discussed Volcom’s audited financial statements with Deloitte & Touche LLP, Volcom’s independent registered public accounting firm. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee has also received and reviewed written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence from Volcom.

Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that Volcom’s audited financial statements be included in Volcom’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the Audit Committee of the board of directors:

Joseph B. Tyson (Chair)

Anthony M. Palma

Carl W. Womack

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report and the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will such report be incorporated by reference into any future filings made by the Company under those statutes.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. Although we did not enter into any transaction that would require disclosure under Item 404 of Regulation S-K of the Exchange Act with any of our directors or executive officers or any other related persons, if we were to do so, such transaction would need to be approved by our Audit Committee prior to us entering into such transaction. A report is made to our Audit Committee annually disclosing all related persons that are employed by us and related persons that are employed by other companies that we had a material relationship with during that year, if any. No transactions that would require reporting occurred since the beginning of fiscal 2010 or is currently proposed.

OTHER INFORMATION

Form 10-K for Year Ended December 31, 2010

On March 16, 2011 we filed with the SEC an Annual Report on Form 10-K for the year ended December 31, 2010. The Form 10-K has been reprinted as part of our 2010 Annual Report to Stockholders. Stockholders may also obtain a copy of the Form 10-K and any of our other SEC reports, free of charge, from the SEC’s website at www.sec.gov or from our website at www.volcom.com, or by writing to Investor Relations, Volcom, Inc., 1740 Monrovia Avenue, Costa Mesa, California 92627. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material. Information contained on our website, other than this proxy statement, is not part of the proxy solicitation material and is not incorporated by reference herein.

By Order of the Board of Directors,

Douglas P. Collier Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Costa Mesa, California

March 25, 2011

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VOLCOM, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 5, 2011

10:00 a.m.

Volcom Roadhouse

1660 Placentia Avenue

Costa Mesa, California 92627

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SAMPLE

Volcom, Inc. 1740 Monrovia Avenue Costa Mesa, CA 92627	Proxy

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 5, 2011 and appoints Douglas P. Collier and S. Hoby Darling, or either one of them, with full power of substitution, as proxy for the undersigned, to vote all shares of Common Stock, $0.001 par value per share, of Volcom, Inc., owned of record by the undersigned, with all powers the undersigned would have if personally present at the Annual Meeting of Stockholders of Volcom, Inc. to be held on May 5, 2011 at 10:00 a.m. (Pacific Time) at the Volcom Roadhouse, 1660 Placentia Avenue, Costa Mesa, California 92627, and any adjournments or postponements thereof for any purpose.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE, IN FAVOR OF PROPOSALS TWO AND THREE AND IN FAVOR OF THREE YEARS IN PROPOSAL FOUR.

PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

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À     You Must Detach This Portion of the Proxy Card Before    À

Returning it in the Enclosed Envelope

À    DETACH PROXY CARD HERE    À

The Board of Directors Recommends a Vote FOR Each of the Nominees and Proposals Two and Three and a Vote for THREE YEARS for Proposal Four.

1. Election of directors:

	FOR	AGAINST	ABSTAIN
01 Richard R. Woolcott
02 Douglas S. Ingram
03 Anthony M. Palma
04 Joseph B. Tyson
05 Carl W. Womack
06 René R. Woolcott
07 Kevin G. Wulff

2. Ratification of appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm:

FOR AGAINST ABSTAIN

3. The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in the proxy statement:

FOR AGAINST ABSTAIN

4. The selection, on a non-binding, advisory basis, of the frequency of the stockholder vote on the compensation of our named executive officers:

3 Years	2 Years	1 Year	Abstain

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THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND PROPOSALS TWO AND THREE.

Address Change? Mark Box ☐	Indicate changes below:	Date

Signature

Signature

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.